Exhibit 99.1

Rex Energy Announces Fourth Quarter and Full-Year Production and Estimated

Price Realizations and Provides Operational Update

•	Fourth quarter 2016 production growth of 12% year-over-year, driven by a 22% year-over-year growth in liquids production
•	Full-year 2016 production of 195.3 MMcfe/d, a year-over-year increase of six percent; December 2016 exit rate production of ~200.0 MMcfe/d represents an increase of ~9% as compared to December 2015 exit rate production
•	With Gulf Coast transport beginning in November 2016, natural gas basis differentials averaged ~$0.50 off of the NYMEX price for November and December 2016
•	For the fourth quarter of 2016, C3+ NGL pricing, before the effects of cash-settled derivatives, was ~56% of WTI and ~52% after the effects of cash-settled derivatives
•	In the Moraine East Area, placed the two-well Klever pad into sales – 5-day average sales rate of 10.4 MMcfe/d; 56% liquids

STATE COLLEGE, Pa., January 23, 2017 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced fourth quarter and full-year 2016 production and estimated pricing and provided an operational update.

Note: All results included in this release are unaudited; they are preliminary pending the completion of the company’s financial closing procedures. These preliminary estimates may be revised in connection with the preparation of our financial statements for the year ended December 31, 2016.

Production Results and Price Realizations

Rex Energy’s fourth quarter 2016 production was 194.9 MMcfe/d, an increase of 12% over the fourth quarter of 2015. Production consisted of 120.9 MMcf/d of natural gas and 12.3 Mboe/d of oil and NGLs (including 5.8 Mboe/d of ethane). Condensate and NGLs (including ethane) accounted for 38% of production during the quarter.

The table below outlines Rex Energy’s quarterly and full-year production and realized pricing, including the effects of cash-settled derivatives, together with same period comparisons from the prior year:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016(1)	2015	2016(1)	2015
Production Data (average per day):
Natural gas (Mcf)	120,929	113,548	122,089	122,210
Natural gas liquids (C3+) (Bbls)	5,436	4,945	5,454	5,552
Ethane (Bbls)	5,792	4,527	5,769	3,615
Condensate (Bbls)	1,100	621	987	1,104

Total (Mcfe/d)(2)	194,897	174,106	195,349	183,836

Average price per unit:
Realized natural gas price per Mcf – as reported	$2.23	$1.44	$1.64	$1.86
Realized impact from cash settled derivatives per Mcf	0.19	0.90	0.59	0.73

Net realized price per Mcf	$2.42	$2.34	$2.23	$2.59

Realized NGL (C3+) price per Bbl – as reported	$27.64	$17.40	$17.97	$16.18
Realized impact from cash settled derivatives per Bbl	(2.25)	7.04	2.47	5.12

Net realized price per Bbl	$25.39	$24.44	$20.44	$21.30

Realized ethane price per Bbl – as reported	$9.36	$6.13	$7.81	$6.60
Realized impact from cash settled derivatives per Bbl	(0.47)	0.26	(0.01)	0.03

Net realized price per Bbl	$8.89	$6.39	$7.80	$6.63

Realized condensate price per Bbl – as reported	$43.12	$31.69	$37.08	$34.92
Realized impact from cash settled derivatives per Bbl(3)	(5.40)	53.44	4.56	29.44

Net realized price per Bbl	$37.72	$85.13	$41.64	$64.36

(1)	Realized pricing for the fourth quarter and full-year 2016 are estimates and are subject to the finalization of the closing and financial reporting process.
(2)	Natural gas liquids (C3+), ethane and condensate are converted at the rate of one barrel of oil equivalent to six Mcfe
(3)	Includes the effects of derivatives not classified as discontinued operations. When including the results of our discontinued operations, the average net realized price for oil and condensate for the fourth quarter of 2015 and the full year 2015 were approximately $49.85 and $52.27, respectively.

Operational Update

Moraine East Area

In the Moraine East Area, Rex Energy recently placed into sales the two-well Klever pad. The Klever wells were drilled to an average lateral length of approximately 7,460 feet and completed in an average of 42 stages with average sand concentrations of approximately 2,864 pounds per foot. The wells produced at an average 5-day sales rate per well, assuming full ethane recovery, of 10.4 MMcfe/d consisting of 4.5 MMcf/d of natural gas, 895 bbls/d of NGLs and 81 bbls/d of condensate.

The company is currently completing the four-well Baird pad, which was drilled to an average lateral length of approximately 7,140 feet. The pad is expected to be placed into sales at the end of the first quarter of 2017. The company has also finished drilling the six wells on the Shields pad, which were drilled to an average lateral length of approximately 7,750 feet. The Shields pad is expected to be placed into sales in the third quarter of 2017.

Legacy Butler Operated Area

As previously reported, the company placed the two-well Geyer pad into sales in August 2016. The Geyer wells were drilled to an average lateral length of approximately 4,200 feet and completed in an average of 24 completion stages. The table below lists the average 5-day and 90-day sales rates for the Geyer pad.

Two-Well Geyer Pad
Sales Rate	Choke Size	Natural Gas (Mcf/d)	NGLs (Bbls/d)	% Liquids	Total (Mboe/d)
5-Day	28/64”	4,410	451	38%	7,119
90-Day	23/64”	3,661	424	41%	6,208
Recent 30-Day	28/64”	4,145	424	38%	6,691

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events, developments, forecasts, or guidance that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements rely on assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts, and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, and we strongly encourage you to review those documents to understand these risks. You should not place undue reliance on forward-looking statements because they reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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